Exhibit 99.2

1 Third Quarter 2018 Results Investor Conference Call November 2, 2018 Quaker Chemical Corporation

Risks and Uncertainties Statement Regulation G The attached charts include C ompany information that does not conform to generally accepted accounting principles ( “GAAP”). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consis tent with similar measures provided by other companies. This data should be read in conjunction with the Company’s most recent annual report filed on form 10-K as well as the third quarter earnings news release dated November 1, 2018 which has been furnished to the Securities and Exchange Commission (“SEC”) on Form 8-K and the Company’s Form 10-Q for the period ended September 30, 2018, which has been filed with the SEC. Forward-Looking Statements This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political condi tions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us, including factors related to the previously announced pending Houghton combination and the risk that the transaction may not receive regulatory approval or that regulatory approval may include conditions or other terms not acceptable to us. Other factors beyond those discussed in this Report, including those related to the Combination, could also adversely affect us including, but not limited to:  the risk that a required regulatory approval will not be obtained or is subject to conditions that are not anticipated or acceptable to us;  the potential that regulatory authorities may require that we make divestitures in connection with the Combination of a greater amount than we anticipated, which would result in a smaller than anticipated combined business;  the risk that a closing condition to the Combination may not be satisfied in a timely manner;  risks associated with the financing of the Combination;  the occurrence of any event, change or other circumstance that could give rise to the termination of the share purchase agreement;  potential adverse effects on Quaker Chemical’s business, properties or operations caused by the implementation of the Combination;  Quaker Chemical’s ability to promptly, efficiently and effectively integrate the operations of Houghton and Quaker Chemical;  risks related to each company’s distraction from ongoing business operations due to the Combination; and,  the outcome of any legal proceedings that may be instituted against the companies related to the Combination. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2017 as well as the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the SEC. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward- looking statements to reflect new information or fut ure events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Speakers Michael F. Barry Chairman of the Board, Chief Executive Officer & President Mary Dean Hall Vice President, Chief Financial Officer & Treasurer Robert T. Traub Vice President, General Counsel & Corporate Secretary Chart #1

Third Quarter 2018 Headlines ▪ Solid volume growth of 4% drives net sales of $222.0 million ▪ Net income of $19.7 million and earnings per diluted share of $1.47 ▪ Strong operating performance drives a 21% increase in non - GAAP earnings per diluted share to $1.60 and a 12% increase in adjusted EBITDA to $33.0 million Chart #2

Chairman Comments ▪ Third Quarter 2018 x Solid operating performance drives a 12% increase in adjusted EBITDA and, coupled with a lower effective tax rate, results in a 21% increase in non - GAAP earnings per diluted share x Net sales increase of 4% to $222.0 million driven by solid volume growth and increases from selling price and product mix, partially offset by a negative impact from foreign exchange x Gross margin up significantly compared to the prior year and flat sequentially, as the Company’s price increases continued to outpace increasing raw material costs x The Company’s market share gains continued to drive volume increases that outpaced its base markets’ growth ▪ Fourth Quarter 2018 Outlook x Expect some potential headwinds such as a strong U.S. dollar and higher raw material costs x Anticipate modest growth in the Company’s overall base markets similar to the third quarter x Expect continued market share gains to help offset sales headwinds and additional price increases to keep gross margins in the low to mid 36 percent range x A remedy has been presented to both the United States and Europe regulatory authorities and the Company expects to receive approval and close the Houghton combination in December 2018 or January 2019 Chart #3 “Overall, we remain confident in our future given our modestly growing global end markets, continued market share gains, U.S. Tax Reform and the benefits we will achieve through the upcoming combination with Houghton” – Michael F. Barry

▪ Strong operating performance drove a 21% increase in non - GAAP earnings per diluted share to a record $1.60 and a 12% increase in adjusted EBITDA to a record $33.0 million ▪ Net sales increased 4% to $222.0 million driven by a 4% increase in volume and a 3% increase in selling price & product mix, partially offset by negative foreign currency translation of 3% ▪ Gross profit increased 8% from Q3‘17 due to higher net sales as well as higher gross margin of 36.5% in Q3’18 compared to 35.1% in Q3’17, primarily driven by pricing initiatives and the mix of certain products sold which more than offset raw material cost increases ▪ SG&A increased $2.2 million due to higher labor - related costs primarily from annual merit increases and incentive based compensation, partially offset by the impact of foreign currency translation ▪ Total Houghton combination - related costs (including interest) were $3.8 million or $0.23 per diluted share in Q3’18 compared to $9.7 million or $0.52 per diluted share in Q3’17 ▪ ETR of 18.5% and 22.1% in Q3’18 and Q3’17, respectively, include the impact of certain non - deductible Houghton combination - related expenses in both periods and a Q3‘18 U.S. Tax Reform adjustment; ETR without these impacts would have been approximately 22% and 25% for Q3’18 and Q3’17, respectively, reflecting the lower U.S. statutory tax rate in the current year ▪ Foreign exchange negatively impacted Q3’18 earnings by approximately 6% or $0.09 per diluted share ▪ Q3’18 net operating cash flow of $31.2 million increased year - to - date net operating cash flow to $50.9 million, an increase of 25% compared to $40.8 million in the first nine months of 2017 Financial Highlights Third Quarter of 2018 Chart #4

Chart #5 Financial Snapshot ($ in Millions unless otherwise noted) Q3 2018 Q3 2017 YTD 2018 YTD 2017 Net Sales 222.0 212.9 656.0 609.0 Gross Profit 81.1 74.8 237.5 217.5 Gross Margin (%) 36.5% 35.1% 36.2% 35.7% SG&A 53.3 51.1 157.4 148.7 Combination-Related Expenses 2.9 9.7 12.4 23.1 Operating Income 24.9 14.0 67.7 45.7 Operating Margin (%) 11.2% 6.6% 10.3% 7.5% Net Income Attributable to Quaker Chemical Corporation 19.7 11.1 51.7 30.0 GAAP Earnings Per Diluted Share 1.47 0.83 3.87 2.25 Non-GAAP Earnings Per Diluted Share 1.60 1.32 4.54 3.74 Adjusted EBITDA 33.0 29.4 96.0 85.6 Adjusted EBITDA Margin (%) 14.8% 13.8% 14.6% 14.1% Net Cash (Debt) 47.3 36.0 --- --- Net Operating Cash Flow 31.2 20.0 50.9 40.8 Effective Tax Rate (%) 18.5% 22.1% 21.2% 32.5%

Chart #6 Continued market share gains in the majority of the Company’s regions drives solid volume growth quarter - over - quarter Product Volume by Quarter and Year in Thousands of Kilograms 100,000 140,000 180,000 220,000 260,000 300,000 25,000 35,000 45,000 55,000 65,000 75,000 Full Year Volume Quarter Volume Quarter Volume Full Year Volume

28.1% 35.0% 35.6% 32.7% 33.8% 35.9% 35.8% 37.7% 37.5% 35.5% 36.2% 25.0% 28.0% 31.0% 34.0% 37.0% 40.0% 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 YTD 2018 Gross Margin Percentage 35.1% 35.1% 35.6% 36.5% 36.5% 33.0% 34.0% 35.0% 36.0% 37.0% 38.0% Q3 2017 Q4 2017 Q1 2018 Q2 2018 Q3 2018 Gross Margin Percentage Chart #7 Significant gross margin improvement compared to the prior year and flat sequentially, as the Company’s price increases continued to outpace increasing raw material costs Gross Margin Percentage Trends

$40.1 $44.2 $66.8 $73.0 $80.9 $89.6 $99.8 $101.6 $106.6 $115.2 $111.3 $125.6 6.9% 9.8% 12.3% 10.7% 11.4% 12.3% 13.0% 13.8% 14.3% 14.1% 13.9% 14.5% 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Trailing Twelve Months Q3'17 Trailing Twelve Months Q3'18 Adjusted EBITDA ($ Mils.) Adjusted EBITDA Margin (%) FY 2008 – Q3 2018 CAGR: 12.4% +760 Margin bps Adjusted EBITDA Baseline Historical Performance Strong operating earnings drives record quarterly and trailing twelve month Adjusted EBITDA Chart #8

-$100 -$75 -$50 -$25 $0 $25 $50 $75 $100 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Q3 2018 $ Millions Cash ST/LT Debt Net Cash (Debt) Chart #9 Continued solid cash flow generation and strong balance sheet Balance Sheet Cash and Debt

APPENDIX

Chart #10 Non - GAAP EPS Reconciliation Q3 2018 Q3 2017 YTD 2018 YTD 2017 GAAP earnings per diluted share 1.47$ 0.83$ 3.87$ 2.25$ Equity income in a captive insurance company per diluted share (0.03) (0.03) (0.08) (0.11) Houghton combination-related expenses per diluted share 0.23 0.52 0.89 1.47 Transition Tax adjustments per diluted share (0.08) - (0.17) - U.S. pension plan settlement charge per diluted share - - - 0.09 Cost streamlining initiative per diluted share - - - 0.01 Gain on liquidation of an inactive legal entity per diluted share (0.03) - (0.03) - Currency conversion impacts of hyper-inflationary economies per diluted share 0.04 0.00 0.06 0.03 Non-GAAP earnings per diluted share 1.60$ 1.32$ 4.54$ 3.74$

TTM Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

($ in thousands unless otherwise noted)	I = G + H Trailing Twelve Months Q3 2018	H YTD Q3 2018	G = F - D Last Three Months 2017	F FY 2017	E = C + D Trailing Twelve Months Q3 2017	D YTD Q3 2017	C = B - A Last Three Months 2016	B FY 2016	A YTD Q3 2016
Net income	$ 41,906	$ 51,668	$ (9,762)	$ 20,278	$ 47,474	$ 30,040	$ 17,434	$ 61,403	$ 43,969
Depreciation	12,520	9,386	3,134	12,598	12,552	9,464	3,088	12,557	9,469
Amortization	7,403	5,525	1,878	7,368	7,180	5,490	1,690	7,009	5,319
Interest expense	6,467	4,804	1,663	3,892	2,892	2,229	663	2,889	2,226
Taxes on income before equity in net income of associated companies	40,978	13,554	27,424	41,653	17,791	14,229	3,562	23,226	19,664
Equity income in a captive insurance company	(2,203)	(1,083)	(1,120)	(2,547)	(2,163)	(1,427)	(736)	(1,688)	(952)
Restructuring credit	-	-	-	-	(439)	-	(439)	(439)	-
Houghton combination-related expenses	18,644	11,794	6,850	29,938	23,462	23,088	374	1,531	1,157
U.S. pension plan settlement charge	-	-	-	1,860	1,860	1,860	-	-	-
Loss on disposal of held-for-sale asset	125	-	125	125	-	-	-	-	-
Insurance insolvency recovery	(600)	-	(600)	(600)	-	-	-	-	-
Cost streamlining initiative	-	-	-	286	286	286	-	-	-
Gain on liquidation of an inactive legal entity	(446)	(446)	-	-	-	-	-	-	-
Currency conversion impacts of hyper-inflationary economies	777	764	13	388	375	375	-	88	88
Adjusted EBITDA	$ 125,571	$ 95,966	$ 29,605	$ 115,239	$ 111,270	$ 85,634	$ 25,636	$ 106,576	$ 80,940
Adjusted EBITDA Margin (%)	14.5%	14.6%	14.0%	14.1%	13.9%	14.1%	13.4%	14.3%	14.6%

Chart #11

Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

($ in Thousands unless otherwise noted)	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Net income	$ 9,833	$ 16,058	$ 32,120	$ 45,892	$ 47,405	$ 56,339	$ 56,492	$ 51,180	$ 61,403	$ 20,278
Depreciation	10,879	9,525	9,867	11,455	12,252	12,339	12,306	12,395	12,557	12,598
Amortization	1,177	1,078	988	2,338	3,106	3,445	4,325	6,811	7,009	7,368
Interest expense	5,509	5,533	5,225	4,666	4,283	2,922	2,371	2,585	2,889	3,892
Taxes on income before equity in net income of associated companies	4,977	7,065	12,616	14,256	15,575	20,489	23,539	17,785	23,226	41,653
Equity loss (income) in a captive insurance company	1,299	162	(313)	(2,323)	(1,812)	(5,451)	(2,412)	(2,078)	(1,688)	(2,547)
Non-cash gain from the purchase of an equity affiliate	-	-	-	(2,718)	-	-	-	-	-	-
Equity affiliate out of period charge	-	-	564	-	-	-	-	-	-	-
Restructuring expense (credit)	2,916	2,289	-	-	-	-	-	6,790	(439)	-
Executive transition costs	3,505	2,443	1,317	-	609	-	-	-	-	-
Houghton combination-related expenses	-	-	-	-	-	-	-	-	1,531	29,938
Verkol transaction-related expenses	-	-	-	-	-	-	-	2,813	-	-
U.K. pension plan amendment	-	-	-	-	-	-	902	-	-	-
Customer bankruptcy costs	-	-	-	-	1,254	-	825	328	-	-
U.S. pension plan settlement charge	-	-	-	-	-	-	-	-	-	1,860
Cost streamlining initiatives	-	-	-	-	-	1,419	1,166	173	-	286
Loss on disposal of held-for-sale asset	-	-	-	-	-	-	-	-	-	125
Insurance insolvency recovery	-	-	-	-	-	-	-	-	-	(600)
Non-income tax contingency charge	-	-	4,132	-	-	796	-	-	-	-
Change in acquisition-related earnout liability	-	-	-	(595)	(1,737)	(497)	-	-	-	-
Mineral oil excise tax refund	-	-	-	-	-	(2,540)	-	-	-	-
Currency conversion impacts of hyper-inflationary economies	-	-	322	-	-	357	321	2,806	88	388
Adjusted EBITDA	$ 40,095	$ 44,153	$ 66,838	$ 72,971	$ 80,935	$ 89,618	$ 99,835	$ 101,588	$ 106,576	$ 115,239
Adjusted EBITDA Margin (%)	6.9%	9.8%	12.3%	10.7%	11.4%	12.3%	13.0%	13.8%	14.3%	14.1%

Chart #12